AETNA SMALL COMPANY GROWTH FUND
File No. 811-6352
Attachment for the period ending October 31, 1996

Item 77c.

(a)     The Special Meeting of the Shareholders of Aetna
	Small Company Growth Fund ("the Fund") was held on
	July 26, 1996

(b)     At the meeting, the following Directors were elected:

				Morton Ehrlich
				Maria T. Fighetti
				David L. Grove
				Timothy A. Holt
				Daniel P. Kearney
				Sidney Koch
				Shaun P. Mathews
				Corine T. Norgaard
				Richard G. Scheide

(c)     Shareholders were asked vote on the following proposals:


1) To elect nine Directors to serve until their successors are elected and qualified.

		       AFFIRMATIVE VOTES         NEGATIVE VOTES
Morton Ehrlich           2,357,886.258             10,146.846
Maria T. Fighetti        2,362,001.747              6,031.357
David L. Grove           2,362,001.747              6,031.357
Timothy A. Holt          2,360,528.894              7,504.210
Daniel P. Kearney        2,353,938.671             14,094.433
Sidney Koch              2,356,261.940             11,771.164
Shaun P. Mathews         2,360,377.428              7,655.676
Corine T. Norgaard       2,361,417.811              6,615.293
Richard G. Scheide       2,357,886.258             10,146.846


2) Approve or disapprove a Subadvisory Agreement among the Fund, Aetna Life Insurance and Annuity Company ("Aetna"), and Aetna's affiliate, Aeltus Investment Management, Inc.

			AFFIRMATIVE VOTES          NEGATIVE VOTES
			  2,320,322.582              4,676.615


3) Approve or disapprove a new Investment Advisory Agreement between the Fund and Aetna, the Fund's current investment adviser.

			AFFIRMATIVE VOTES          NEGATIVE VOTES
			  2,320,322.582              4,676.615






EX99.211